EXHIBIT 16.1

April 30, 2015

Securities and Exchange Commission

Washington, D.C. 20549

 Ladies and Gentlemen:

We were previously principal auditors for Gol Linhas Aéreas Inteligentes S.A. and subsidiaries (the “Company”) and, in connection with the filing of the Annual Report Form 20F, we re-issued our report dated on April 25, 2014 (April 30, 2015, as to the effects of the stock split described in Note 14) on the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries as of December 31, 2013 and for the two years ended December 31, 2013.

On May 5, 2014, the Company formally notified its Brazilian regulator – Comissão de Valores Mobiliários – CVM, as required by CVM Instruction 308/99, that in light of mandatory rules regarding auditor rotation for listed companies in Brazil, the Company´s audit committee recommended and approved the dismissal of Deloitte as independent registered public accounting firm as from April 1, 2014.

We have read Item 16F (“Change in Registrant’s Certifying Accountant”) of Form 20-F dated April 30, 2015, of Gol Linhas Aéreas Inteligentes S.A. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes
São Paulo - SP, Brazil
April 30, 2015.